Exhibit 99.B.e.(xxv)

EXHIBI E.(XXV)

FORM OF AMENDMENT NUMBER 22 TO

PRINCIPAL UNDERWRITING AGREEMENT

Pursuant to the Principal Underwriting Agreement between Hartford Securities Distribution Company, Inc. and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated July 22, 1996, as amended and as assigned to Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) on November 1, 1998 (the “Agreement”), The Hartford Floating Rate High Income Fund (the “Fund”) is hereby included as a new Fund, to which all provisions in the Agreement shall apply.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of                                       , 2011.

HARTFORD INVESTMENT FINANCIAL SERVICES, LLC

By:
Name:	James Davey
Title:	President

THE HARTFORD MUTUAL FUNDS, INC.

By:
Name:	Tamara L. Fagely
Title:	Vice President, Treasurer and Controller